Exhibit 1

LIMITED LIABILITY COMPANY AGREEMENT

OF

SGS HOLDINGS LLC

This Limited Liability Company Agreement (this “Agreement”) of SGS Holdings LLC, a Delaware limited liability company (the “LLC”), is entered into as of January 27, 2012 by Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership (“Ares”), EGS Dutchco B.V., a Netherlands corporation (“PEP”), NewBridge International Investment Ltd., a British Virgin Islands company (“Ayala” and, together with Ares and PEP, the “Initial Members”), and such other persons and entities that may hereafter be admitted to the LLC as members upon their execution (directly or by power of attorney) of a counterpart to this Agreement (the “Members”).

WHEREAS, the Initial Members hereby form the LLC as a limited liability company under the Delaware Limited Liability Company Act (Del. Code tit. 6, §§ 18-101 — 18-1109), as amended from time to time (the “Act”), by adopting this Agreement and causing the filing in the office of the Secretary of State of the State of Delaware the Certificate of Formation of the LLC on the date hereof (as amended from time to time, the “Certificate”), and adopting this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Name, General Rights.  The business of the LLC may be conducted under the name of the LLC or any other name deemed necessary or desirable by the Board of Managers (as defined below).  The rights, duties and liabilities of the Members and the Board of Managers shall be as provided in the Act for members and managers except as provided herein.

2.                                       Purpose.  The LLC has been formed for the principal purpose of acquiring, holding, protecting and disposing of shares of the common stock, par value $0.001 per share (“Common Stock”), of Stream Global Services, Inc., a Delaware corporation (“SGS”), and engaging in any and all activities necessary or incidental to the foregoing, including without limitation borrowing funds to pay the purchase price of any shares of Common Stock acquired by the LLC and any expenses in connection therewith.

3.                                       Registered Office; Registered Agent.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.                                       Principal Office.  The principal office address of the LLC shall be 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067, or such other place as the Board of Managers may determine from time to time.

5.                                       Admission of Members.  Upon execution of a counterpart to this Agreement by each of the Initial Members, each Initial Member listed on the schedule of members kept at the offices of the LLC (the “Schedule of Members”) as of the date hereof is hereby admitted simultaneously as a member of the LLC as of the date hereof and agrees to be bound by the terms of this Agreement.

6.                                       Authorized Persons.  Shannyn E. Crawford is hereby designated as an “authorized person” of the LLC within the meaning of the Act, and is hereby authorized to execute, deliver and file the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware, her powers as an “authorized person” of the LLC shall cease, and each member of the Board of Managers shall thereupon became a designated “authorized person” of the LLC and shall continue as a designated “authorized person” of the LLC within the meaning of the Act.

7.             Officers.  The Board of Managers shall have the authority to elect or appoint such officers and agents of the LLC as it deems necessary, desirable or appropriate for the operation and management of the LLC.  Any officer may be removed as such, either with or without cause, by the Board of Managers.  Any officer may also resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Designation of an officer shall not of itself create any contract rights.

8.             Board of Managers.

(a)           The management of the LLC shall be vested exclusively in a board of managers (the “Board of Managers”), which shall be comprised of three members, with each of the Initial Members appointing one of the members.  The Board of Managers shall initially be comprised of the following three persons:  Nathan Walton (as the designee of Ares), R. Davis Noell (as the designee of PEP) and Alfredo I. Ayala (as the designee of Ayala).  The Members, in their capacity as members, shall have no part in the management of the LLC and shall have no authority to, or right to, act on behalf of or bind the LLC in connection with any matter, nor have any further voting rights except as to certain matters provided herein or as deemed necessary or appropriate by the Board of Managers.  To the fullest extent permitted by law, the Board of Managers shall be authorized to act on behalf of and to bind the LLC in all respects, without any further consent, vote or approval of the Members, and the Board of Managers’ powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the LLC, and to take all such other actions on behalf of the LLC as the Board of Managers may consider necessary or advisable in connection with the management of the LLC, including, without limitation, the sole and exclusive right and power respecting the incurrence of indebtedness and the investment, voting and disposition of Common Stock.  Any action or resolution of the Board of Managers shall require the consent of each member of the Board of Managers.  Except as provided in Sections 17 and 24 hereof, any action or consent of the Members required under this Agreement shall require the consent of each of the Initial Members and only the consent of the Initial Members.  Each member of the Board of Managers is hereby designated as a “manager” of the LLC within the meaning of Section 18-101(10) of the Act.

(b)           Any member of the Board of Managers may resign at any time upon written notice to the Members, provided that prior to the effectiveness of any such resignation (or in the event of any other vacancy on the Board of Managers), the Initial Members shall provide for (i) the substitution of a new member of the Board of Managers designated by the same Initial Member that had designated the resigning (or previous) member of the Board of Managers (and all Initial Members hereby agree to take all actions necessary to designate such replacement designee) or (ii) the dissolution of the LLC.

(c)           Whenever any determination, evaluation, election, decision, approval, authorization, consent or other action is to be made, given or taken by the Board of Managers under this Agreement, such determination, evaluation, election, decision, approval, authorization, consent or other action may be made, given, withheld or taken by the Board of Managers in its sole and absolute discretion.  All determinations, decisions and actions made or taken by the Board of Managers in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Members and their respective successors, assigns and personal representatives.

(d)           Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Board of Managers as herein set forth.

9.             Units; Capital Contributions.

(a)           The membership interests of the LLC shall be represented by issued and outstanding Units, which shall not be certificated.  The Schedule of Members shall be maintained by the Board of Managers and shall identify all Members, their respective mailing addresses, the capital contributions made by each of them and the number of Units held by them.  The Board of Managers shall update the Schedule of Members upon the issuance or transfer of any Units to any new or existing Member.  A copy of the Schedule of Members as of the execution of this Agreement is attached hereto as Schedule A.  Each Member shall be entitled to one vote per Unit held by such Member on all matters upon which the Members have the right to vote under this Agreement.

(b)           The Members have made or will make a contribution of shares of Common Stock (the “Securities”) to the capital of the LLC in the amounts set forth on the Schedule of Members.  Each Member shall receive one Unit for each share of Common Stock contributed to the LLC by such Member.  The initial contribution of Securities by the Initial Members to the LLC shall occur simultaneously on the date hereof.  Following such contribution, the LLC will own at least 90% of the outstanding shares of each outstanding class of stock of SGS.  The LLC shall cause the specific Securities contributed by each Member to be held in a segregated lot (by the LLC, if certificates are contributed, or by a broker or other agent or custodian, if certificates are not contributed) clearly marked to identify the contributing Member of each such lot.  The Board of Managers may call additional capital from the Members in exchange for the issuance of additional Units, on a pro rata basis in accordance with the number of Units then held by each Member, to pay costs, expenses and other Liabilities arising in connection with the organization and operations of the LLC.  The Members shall concurrently make any contributions required under Section 17 hereof in exchange for the issuance of additional Units.  The Schedule of Members shall be amended from time to time by the Board of Managers to reflect such additional capital contributions and issuances of Units.  Upon conversion of any Convertible Note into Units, the Member that is the holder of such Convertible Note shall be deemed to have made a capital contribution to the LLC in an amount equal to the sum of the outstanding principal amount of such Convertible Note that has not been repaid plus all accrued and unpaid interest on such Convertible Note.

10.           Capital Accounts.  The LLC shall maintain for each Member a capital account in accordance with this Section 10 and in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations (the “Treasury Regulations”) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).  Each Member’s capital account shall have an initial balance equal to the value of the Securities (based on the closing per share stock price of the Securities as of the date hereof) constituting such Member’s initial contribution to the capital of the LLC.  Each Member’s capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by such Member to the capital of the LLC, plus (b) any profits allocated to such Member’s capital account pursuant to Section 11 hereof.  Each Member’s capital account shall be reduced by the sum of (x) the amount of cash and the fair value of any property distributed by the LLC to such Member (such valuation to be determined by the Board of Managers), plus (y) any losses allocated to such Member’s capital account pursuant to Section 11 hereof.

11.           Allocations.  The LLC’s profits and losses shall be allocated to the Members’ respective capital accounts as established by Section 10 hereof, taking into account any variation between the adjusted tax basis and book value of the LLC’s property, solely for tax purposes, in accordance with the principles of Section 704(c) of the Code (and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)).  Profits and losses other than those allocated solely for tax purposes pursuant to the previous sentence shall be allocated on a pro rata basis in accordance with the number of Units then held by each Member.  Notwithstanding the previous sentence, in the event any Convertible Note is converted into Units, income, gain, deduction and loss arising from such conversion shall be allocated by the Board of Managers among the Members in accordance with the principles set forth in the proposed Treasury Regulations regarding treatment of noncompensatory partnership options (or pursuant to any successor temporary or final Treasury Regulations promulgated).

12.           Distributions.

(a)           No Member shall (i) be entitled to interest on its Units or (ii) have the right to distributions or the return of any contribution to the capital of the LLC, except (A) for distributions in accordance with this Section 12 or (B) upon dissolution of the LLC.  The entitlement to any such return at such time shall be limited to the value of the capital account of the Member.  To the fullest extent permitted by the Act, the Members shall not be liable for the return of any such amounts.  The LLC shall not make a distribution to a Member if such distribution would violate Section 18-607 of the Act or other applicable law.

(b)           Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board of Managers.

(c)           Net cash proceeds received by the LLC shall be distributed to the Members after receipt thereof on a pro rata basis in accordance with the number of Units then held by each Member.

(d)           The Board of Managers may make distributions-in-kind to the Members to the extent it deems appropriate to do so.  In the event Securities are distributed in-kind to any Member, unless the Board of Managers determines otherwise, such Member shall receive specified Securities only from the segregated lot established for such Member pursuant to Section 9(b) hereof.  Within a reasonable time after the distribution, the broker or other agent or custodian (or in the event certificates were held on behalf of the Member, the LLC) shall provide written confirmation of the specification in a written document that complies with Treasury Regulation Section 1.1012-1(c)(3).

(e)           If the LLC incurs (i) a withholding tax or other tax obligation with respect to the share of LLC income allocable to any Member, or (ii) any other expense or obligation of the LLC, then the Board of Managers, without limitation of any other rights of the LLC, may cause the amount of such obligation to be offset against any amounts distributable to such Member (or on a pro rata basis in accordance with the number of Units then held by all Members, as applicable).  Any amount offset pursuant to the preceding sentence shall be treated, for purposes of Sections 12(b) and 17 hereof, as having been distributed to the affected Member(s).  If the amount of such taxes is greater than any such then distributable amounts, then such Member and any successor to such Member’s Units shall indemnify and hold harmless the LLC and the Board of Managers against, and shall reimburse the LLC within ten (10) days after the demand of the Board of Managers, the amount of such excess.

13.           Fiscal Year.  The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Code.

14.           Assignments and Transfers of Units.

(a)           A Member may not, directly or indirectly, transfer, dispose, withdraw or otherwise pledge any portion of its Units to any Person without the prior written consent of the Board of Managers.

(b)           A transferee who has been approved by the Board of Managers shall be entitled to the allocations and distributions attributable to the Units transferred to such transferee and to transfer such Units in accordance with the term of this Agreement; provided, however, that such transferee shall not be entitled to the other rights of a Member as a result of such transfer until it becomes a substituted Member.  No transferee may become a substituted Member except with the prior written consent of the Board of Managers.  Such transferee shall be admitted to the LLC as a substituted Member upon execution of a counterpart to this Agreement or such other instrument evidencing, to the satisfaction of the Board of Managers, such substitute Member’s intent to become a Member.  Notwithstanding the above, the LLC and the Board of Managers shall incur no Liability for allocations and distributions made in good faith to the transferring Member until a written instrument of transfer has been received and accepted by the LLC and recorded on its books and the effective date of the transfer has passed.

15.           Admissions of Additional Members.  The Board of Managers may cause the LLC to admit additional Members in connection with the issuance of additional Units by the LLC or the transfer of Units in accordance with Section 14 hereof.  An additional Member shall be deemed admitted as a Member upon the execution by such additional Member of (a) a written document pursuant to which such additional Member agrees to become a Member and to be bound by this Agreement (“Joinder”) and (b) a counterpart signature page to this Agreement, which shall be deemed for all purposes to constitute an amendment to this Agreement providing for such admission, but shall not require the consent or approval of any other Member.  The Board of Managers shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.  The admission of an additional Member to the LLC shall be effective upon the execution of such counterpart signature page to this Agreement.  For the avoidance of doubt, execution of a Joinder shall constitute execution of a counterpart signature page to this Agreement.  Upon admission, such additional Member shall be bound by all provisions of this Agreement.  The Schedule of Members maintained by the Board of Managers shall be subsequently amended to reflect the admission of any new Member.

16.           Liability of Members.  A Member shall not have any liability for the Liabilities of the LLC, except to the extent provided in the Act.

17.           Dissolution.

(a)           Subject to the occurrence of an event of dissolution pursuant to Section 17(b) hereof, the LLC shall have perpetual existence.

(b)           The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (i) the entry of a decree of judicial dissolution of the LLC under Section 18-802 of the Act, (ii) at any time there are no members of the LLC unless the LLC is continued without dissolution in accordance with the Act, (iii) at such time as the Board of Managers shall determine or (iv) so long as there is no indebtedness for borrowed money of the LLC (including any Convertible Notes) then outstanding, two (2) days after delivery by any Initial Member of a written request to the LLC and all other Members to dissolve the LLC.  Immediately prior to such dissolution, if the ratio of the outstanding principal amount of the Convertible Notes held by each Member as compared with the aggregate outstanding principal amount of all Convertible Notes (the “Notes Ratio”) is not equal to the ratio of the number of Units held by such Member as compared with the aggregate number of Units then outstanding (the “Units Ratio”), then unless the Board of Managers determines otherwise, each Member shall convert its Convertible Notes into Units (and surrender its Convertible Notes to the LLC).  If the Notes Ratio is equal to the Units Ratio, then unless the Board of Managers determines otherwise, each Member shall contribute to the LLC, as a capital contribution, all loans made by such Member to the LLC, together with any accrued and unpaid interest thereon (including those evidenced by a Convertible Note) and shall surrender all such Convertible Notes to the LLC.

(c)           Upon the appointment by the Board of Managers of a liquidating trustee following the dissolution of the LLC, the liquidating trustee shall cause the LLC to pay or make reasonable provision for the satisfaction of the LLC’s Liabilities to creditors in accordance with the Act.  In performing its duties, the liquidating trustee is authorized, subject to the Act, to sell, exchange or otherwise dispose of the assets of the LLC in such reasonable manner as the liquidating trustee shall determine to be in the best interest of the Members.  After satisfaction of the LLC’s Liabilities in accordance with the Act, the remaining assets of the LLC shall then be distributed to the Members in cash (to the extent feasible) or in kind, in the sole discretion of the liquidating trustee on a pro rata basis in accordance with the number of Units then held by each Member.  If Securities are distributed in-kind, unless the Board of Managers determines otherwise, each Member shall receive specified Securities only from the segregated lot established for such Member pursuant to Section 9(b) hereof, with written confirmation thereafter in accordance with Section 12(d) hereof.  The expenses incurred by the liquidating trustee in connection with winding up the LLC, all other Liabilities of the LLC incurred in accordance with the terms of this Agreement, and reasonable compensation for the services of the liquidating trustee shall be borne by the LLC.  The Board of Managers shall serve as the liquidating trustee unless otherwise determined by the Board of Managers.

(d)           The LLC shall terminate when (i) all of the assets of the LLC, after payment of or due provision for all Liabilities of the LLC shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

18.           Scope of Duties.

(a)           To the fullest extent permitted by law, this Agreement is not intended to, and does not, create or impose any fiduciary duties on the members of the Board of Managers or any other Covered Person and no such Person shall have any fiduciary duties to the LLC or the Members.  To the fullest extent permitted by law, the Members hereby waive any and all fiduciary duties of the Board of Managers that, absent such waiver, may exist at or be implied by law or in equity, and in doing, recognize, acknowledge and agree that the duties and obligations of the members of the Board of Managers to the Members and to the LLC are only as expressly set forth in this Agreement and those required by the Act.  To the extent that, at law or in equity, the members of the Board of Managers or any other Covered Person has duties (fiduciary or otherwise) or Liabilities to the LLC or to any Member, (i) the members of the Board of Managers and such other Covered Person(s) shall not be liable to the LLC or to any Member for their good faith reliance on the provisions of this Agreement and (ii) such duties and Liabilities are restricted or eliminated by the provisions of this Agreement to the extent that such provisions restrict or eliminate the duties (fiduciary or otherwise) and Liabilities of the members of the Board of Managers or such other Covered Person(s) to the LLC or to any Member otherwise existing at law or in equity.  Nothing in this Agreement shall in any way limit, prejudice or affect any right, claim or action that a Member may have (whether contractual or otherwise) in connection with the willful misconduct, fraud or gross negligence of a member of the Board of Managers or any other Covered Person.

(b)           Without limiting the foregoing, each Member acknowledges and agrees that (i) the members of the Board of Managers and their respective Representatives currently manage, and have interests in, other Relevant Entities and other Persons (each, an “Other Entity”), (ii) there may be situations in which the interests of the LLC or its Members with respect to a particular matter conflict with the interests of one or more of the Other Entities, one or more of the members of the Board of Managers or one or more of their respective Representatives, (iii) on any matter involving a conflict of interest, the Board of Managers may resolve such conflict in any manner the Board of Managers and such Person determines to be necessary, reasonable, desirable or appropriate (it being understood that this determination will frequently be subjective in nature), and (iv) to the fullest extent permitted by law, such determinations will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty (fiduciary or otherwise) that might be owed by the Board of Managers or such Person to the LLC or to any Member at law or in equity.

(c)           At the request of any member of the Board of Managers, each Member shall execute such further documents and take such further actions to implement the purposes, objectives, terms and provisions of this Section 18.

19.           Exculpation.

(a)           Except as otherwise expressly provided by the Act, the Liabilities of the LLC, whether arising in contract, tort or otherwise, shall be the Liabilities solely of the LLC, and no Covered Person shall be obligated personally for any such Liability of the LLC solely by reason of being a Covered Person of the LLC.

(b)           To the fullest extent permitted by law, no Covered Person shall be liable, responsible or accountable in any way to the LLC or its Members for monetary damages for breach of fiduciary duty.  Without limiting the foregoing, any act or omission of the Covered Person, the effect of which may cause or result in loss or damage to the LLC or the Members, if done in good faith to promote the best interests of the LLC and in a manner otherwise consistent with the material terms of this Agreement, shall not subject the Covered Person to any Liability to the LLC or its Members.

20.           Indemnification.  To the fullest extent permitted by law, the LLC shall indemnify, defend and hold harmless each Covered Person from and against all losses, damages, fines, penalties, costs, expenses and claims (including fees and disbursements of counsel and other professionals and costs of investigation) (i) directly or indirectly arising out of or in connection with any act or failure to act by a Covered Person pursuant to this Agreement, (ii) to which such Covered Person may become subject or which such Person may incur directly or indirectly by reason of its Company Status, or (iii) directly or indirectly arising out of or in connection with the business and affairs of the LLC (each, an “Indemnified Claim”); provided, that no Covered Person shall be indemnified with respect to an Indemnified Claim under this Section 20 to the extent such claim arises from acts or omissions committed by such Covered Persons constituting willful misconduct, fraud or gross negligence.  Any indemnity under this Section 20 by the LLC shall be provided out of and to the extent of the assets of the LLC only, and the Members shall not have any personal liability on account thereof.

21.           Acknowledgments and Representations by Members.  Each Member hereby acknowledges and agrees that:

(a)           The Units have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this

Agreement have been complied with.

(b)           Such Member’s Units and its underlying interest in the Securities held by the LLC represent an illiquid investment.  Such Member does not hold nor is it entitled to hold any voting dispositive or investment determination rights with respect to the portion of the Securities, and such rights are vested exclusively in the Board of Managers.  The Board of Managers has sole and exclusive voting, dispositive and investment determination rights over the Securities held by the LLC.

(c)           The LLC’s counsel may also be counsel to any Member or any Affiliate of a Member.  The LLC has initially selected Proskauer Rose LLP (“Proskauer”) as legal counsel to the LLC.  Proskauer does not represent any Member other than Ares, and, to the fullest extent permitted by law, Proskauer owes no duty to any Member by reason of its representation of the LLC.  Notwithstanding any adversity that may develop, to the fullest extent permitted by law, Proskauer may represent the LLC or Ares in any dispute or controversy arises between any Members and the LLC, and such Member hereby consents to such representation.  Proskauer has represented the interests of Ares in connection with the formation of the LLC and the preparation and negotiation of this Agreement.  While communications with Proskauer concerning the formation of the LLC and its Members may be confidential with respect to third parties, no Member has any expectation that such communications are confidential with respect to Ares.

22.           Definitions.  For purposes of this Agreement, the following terms shall have the meaning ascribed thereto:

(a)           “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with, such Person.

(b)           “Company Status” means the status of a Person who is or was a Representative of the LLC, any Member, any member of the Board of Managers, any of their respective Affiliates or of any other Person for which such Person is or was serving at the request of any of the Members or their respective Affiliates.

(c)           “Convertible Notes” means any convertible promissory notes, or other instrument evidencing indebtedness for borrowed money, issued by the LLC in favor of a Member.

(d)           “Covered Person” means any member of the Board of Managers or any Representative or Affiliate of such member, in each case when acting in such capacity; provided that the Members shall not be Covered Persons.

(e)           “Liability” means, with respect to any Person, any debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(f)            “Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, estate, business trust, cooperative or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits or any other entity.

(g)           “Relevant Entity” means the LLC, each of the Members, any Affiliate of the

Members, any Person in which any of the foregoing owns an interest and any Person to which any of the foregoing provides services.

(h)           “Representative” means, with respect to any Person, any Affiliate, director, officer, employee, shareholder, member, manager, partner or agent of such Person.

(i)            “Unit” means a unit representing a fractional part of the interest in the LLC owned by a Member.

23.           Matters Relating to SGS.  Each Member hereby acknowledges and agrees that:

(a)           The LLC is an Affiliate (as defined in that certain Stockholders Agreement, dated as of October 1, 2009, by and among SGS, Ares, PEP, Ayala and certain other parties (the “Stockholders Agreement”)).  For so long as the LLC continues to exist, the Board of Managers shall cause the LLC to vote the Securities in a manner consistent with the provisions of, and exercise all rights under, the Stockholders Agreement as though each of Ares, PEP and Ayala continued to directly own the Securities in the same amounts as each of them did immediately prior to the date hereof.

(b)           Upon the dissolution of the LLC (or the consummation of a merger of the LLC with and into SGS), each of Ares, PEP and Ayala shall continue to be the Ares Significant Investor, the PEP Significant Investor and the Ayala Significant Investor (each as defined in the Stockholders Agreement), respectively.

(c)           Each Member shall execute such further documents and take such other actions as may be necessary or appropriate to implement the purposes, objectives, terms and provisions of this Section 23.

24.           Amendments.  Amendments to this Agreement may be made from time to time by the Board of Managers without the consent of the Members or any other Person; provided, however, that without the consent of each Member affected thereby, no such amendment shall (a) except as set forth in the sixth sentence of Section 9(b) hereof, require any Member to make additional capital contributions or purchase additional Units without its consent, (b) increase the liability of any Member or (c) reduce the number of Units held by any Member.

25.           Special Power of Attorney.

(a)           Each of the undersigned by execution of this Agreement (including by execution of a Joinder or counterpart signature page hereto) constitutes and appoints the Board of Managers as its true and lawful representative and attorney-in-fact, in its name, place and stead, with full power of substitution, to make, execute, sign, acknowledge and deliver or file:

(i)                                     the Certificate and any other instruments, documents, certificates and consents which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the LLC;

(ii)                                  all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the LLC in accordance with the Act;

(iii)                               all other amendments of this Agreement or the Certificate contemplated by this Agreement including, without limitation, amendments reflecting the addition or substitution of any Member, or any action of the Members or duly taken pursuant to this Agreement whether or not such Member voted in favor of or otherwise approved such action; and

(iv)                              any other instrument, certificate or document required from time to time to admit a Member, to effect its substitution as a Member, to effect the substitution of the Member’s assignee as a Member, or to reflect any action of the Members provided for in this Agreement.

(b)           The foregoing grant of authority (x) is a special power of attorney coupled with an interest in favor of the Board of Managers and as such shall be irrevocable and shall survive and not be affected by the death, incapacity or disability of a Member that is a natural person or the merger, dissolution or other termination of the existence of a Member that is a corporation, association, partnership, limited liability company or trust and (y) shall survive the assignment by the Member of the whole or any portion of its Units, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Member and shall thereafter terminate.

26.           Execution of Additional Documents.  Each Member hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by laws of the various jurisdictions in which the LLC conducts its activities, to conform with the laws of such jurisdictions governing limited liability companies.

27.           Agreement Binding Upon Successors and Assigns.  This Agreement shall be binding and inure to the benefit of the Members hereto and to their respective successors, but the rights and obligations of the Members hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and, to the fullest extent permitted by law, any attempted assignment, transfer or delegation thereof which is not made in accordance with such express provisions shall be void.

28.           Not for Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the LLC.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the LLC or by any creditor of a Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

29.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

30.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to any conflicts or laws or choice of laws principles that would require the application of the laws of any jurisdiction other than the State of Delaware, all rights and remedies being governed by said laws.  The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

31.           Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

32.           Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective at 5:00 p.m. Eastern Standard Time on January 27, 2012.

[Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Initial Members

Ares Corporate Opportunities Fund II, L.P.

By:	ACOF Operating Manager II, L.P.
Its:	Manager

By:	/s/ Michael D. Weiner
Name: Michael D. Weiner
Title: Authorized Signatory

EGS Dutchco B.V.

By:	/s/ Sinisa Krnic
Name: Sinisa Krnic
Title: Director

NewBridge International Investment Ltd.

By:	/s/ Alfredo I. Ayala
Name: Alfredo I. Ayala
Title: Authorized Signatory

[Signature Page to LLC Agreement for SGS Holdings LLC]

Schedule A

Schedule of Members

(As of January 27, 2012)

		Capital Contributions
Name	Mailing Address	Cash	Securities	Units
Ares Corporate Opportunities Fund II, L.P.	c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067	—	36,085,134	36,085,134
EGS Dutchco B.V.	c/o Providence Equity Partners, Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903	—	13,460,624	13,460,624
NewBridge International Investment Ltd.	c/o Ayala Corporation, 33/F Tower One, Ayala Triangle, Ayala Avenue, Makati City, Metro Manila, Philippines, 1226	—	20,524,270	20,524,270
Total:		—	70,070,028	70,070,028